EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 of Chesapeake Energy Corporation of our report dated March 2, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the retrospective effects of the change in accounting for contingent convertible debt instruments discussed in Note 3, as to which the date is June 25, 2009, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K dated June 25, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Tulsa, Oklahoma

July 14, 2009